Exhibit 99.1

Media Contact: Investor Contact:	Kimberly Kuo Senior Vice President, Public Affairs, Communications and Communities 704-557-4584 Clifford M. Deal, III Senior Vice President & CFO 704-557-4633

Coca‑Cola Bottling Co. Consolidated Reports

Third Quarter 2017 Results

•	Net sales in the third quarter of 2017 increased 36.9% and comparable(a) net sales increased 1.4% compared to the third quarter of 2016
•	Equivalent unit case volume in the third quarter of 2017 increased 31.8% and comparable(a) equivalent unit case volume increased 1.0% compared to the third quarter of 2016
•	Income from operations in the third quarter of 2017 decreased $3.7 million, or 9.2%, and comparable(a) income from operations decreased $6.8 million, or 15.0%, compared to the third quarter of 2016
•

Basic net income per share in the third quarter of 2017 decreased to $1.86 from basic net income per share of $2.48 in the third quarter of 2016 and comparable(a) basic net income per share decreased to $1.65 from comparable basic net income per share of $2.34 in the third quarter of 2016

CHARLOTTE, November 7, 2017 – Coca‑Cola Bottling Co. Consolidated (NASDAQ: COKE) today reported operating results for the third quarter ended October 1, 2017 and the first three quarters of fiscal 2017.

Frank Harrison, Chairman and Chief Executive Officer, said, “We are excited about completing the significant expansion of our Company in early October with the final transactions in our planned growth through the acquisition of additional franchise distribution territory and production capacity from The Coca‑Cola Company. Our expansion, which began in 2014, has seen the Company grow significantly, expanding our geographic footprint and customers and consumers we serve. This expansion has also brought 10,000 new teammates to the Coke Consolidated family, helping to extend our Company’s impact on many new communities.”

Hank Flint, President and Chief Operating Officer, added, “The third quarter was one of the more challenging quarters we have experienced in several years with softer than expected sales performance in certain channels of trade. The third quarter was also impacted by hurricanes, which resulted in negative product sourcing impacts and a noticeable shift in product mix during September to lower margin case pack water. Despite these challenges, the Company continued to grow with total sales rising by almost 37%, comparable net sales increasing by 1.4% and comparable equivalent unit case volume growing by 1.0%. We have continued to build our capability and capacity to serve our significantly larger distribution footprint and, with our expansion now completed, we will strengthen our focus on our expanded sales and commercial opportunities and driving operational improvement and efficiency across the entire Company. We are also most grateful to our over 16,000 teammates whose commitment and outstanding efforts have been integral to our successful growth.”

Third Quarter 2017 Operating Review

	Third Quarter 2017 % Change Compared to Third Quarter 2016		First Three Quarters 2017 % Change Compared to First Three Quarters 2016
	Consolidated	Comparable(a)	Consolidated	Comparable(a)

Net sales	36.9%	1.4%	38.1%	2.0%
Income from operations	-9.2%	-15.0%	-9.2%	-5.1%
Net income per share - basic	-25.0%	-29.5%	-35.3%	-9.2%
Equivalent unit case volume(b)	31.8%	1.0%	34.1%	1.6%
Sparkling	27.2%	-0.6%	30.5%	0.5%
Still	41.2%	4.3%	42.3%	4.1%

(a)  The discussion of the third quarter and first three quarters results includes selected non-GAAP financial information, such as “comparable” results. See discussion of “Non-GAAP Financial Measures” for descriptions and reconciliations.

(b)  Equivalent unit case volume is defined as 24 8-ounce servings or 192 ounces.

•

Consolidated net sales increased $313.5 million, or 36.9%, to $1.16 billion in the third quarter of 2017, compared to $849.0 million in the third quarter of 2016. The increase in net sales was primarily driven by acquisitions and an increase in comparable net sales of 1.4%. The increase in comparable net sales in the third quarter of 2017 was driven by an increase in comparable equivalent unit case volume of 1.0%. The still product portfolio, which generally has a higher sales price per unit than the sparkling portfolio, primarily contributed to the increase in comparable net sales.

•

Consolidated income from operations decreased $3.7 million, or 9.2%, to $36.1 million in the third quarter of 2017 from $39.8 million in the third quarter of 2016. The decrease was primarily driven by a $3.4 million increase in expansion transaction expenses and $2.8 million of amortization expense related to the conversion of distribution rights from indefinite lived intangible assets to long lived intangible assets in the first quarter of 2017.

Comparable income from operations, which represents the same geographic territories in all periods presented, decreased $6.8 million, or 15.0%, to $38.3 million in the third quarter of 2017 from $45.1 million in the third quarter of 2016. The decrease was primarily driven by a challenging retail sales environment, storm related negative sourcing impacts and shifts in product mix to lower-margin case pack water.

•

Other income is primarily comprised of the quarterly mark-to-market fair value adjustment for the Company’s acquisition related contingent consideration liability for territories acquired from Coca‑Cola Refreshments USA, Inc. (“CCR”), a wholly-owned subsidiary of The Coca‑Cola Company, since May 2014. These mark-to-market adjustments are non-cash and reflect changes in underlying assumptions used to calculate the estimated liability in the acquired territories subject to sub-bottling fees. These assumptions include long-term interest rates, projected future operating results and final settlements of territory values, as agreed upon with CCR, which generally occur beyond one year from the individual territory acquisition dates.

The mark-to-market adjustment was a $5.3 million benefit in the third quarter of 2017, compared to a $7.3 million benefit in the third quarter of 2016. The adjustment in the third quarter of 2017 was primarily a result of changes in the risk-free interest rate and the adjustment in the third quarter of 2016 was primarily driven by a change in the projected future operating results of the Expansion Territories subject to sub-bottling fees and changes in the risk-free interest rate.

•

Consolidated basic net income per share was $1.86 in the third quarter of 2017, as compared to consolidated basic net income per share of $2.48 in the third quarter of 2016. Comparable basic net income per share was $1.65 in the third quarter of 2017, as compared to $2.34 in the third quarter of 2016.

•

Cash flows provided by operating activities were $202.4 million in the first three quarters of 2017, which was an increase of $74.3 million compared to the first three quarters of 2016. In addition to the cash generated from the newly acquired expansion territories, the increase was driven by a one-time fee of $87.1 million received from CCR in the first quarter of 2017 for the conversion of the Company’s and its subsidiaries’ then existing bottling agreements with The Coca‑Cola Company or CCR to a new and final form comprehensive beverage agreement.

Additions to property, plant and equipment during the first three quarters of 2017 were $115.0 million, which excludes $161.2 million in property, plant and equipment acquired in the Company’s expansion transactions completed during the first half of 2017. In addition, during the third quarter of 2017 the Company paid $56.5 million toward the purchase price of transactions that closed on October 2, 2017.

•

On October 2, 2017, subsequent to the end of the third quarter of 2017, the Company and its non-wholly owned subsidiary, Piedmont Coca‑Cola Bottling Partnership (“Piedmont”), completed three transactions: (1) the Company acquired territory in Arkansas and production facilities in Memphis, Tennessee and West Memphis, Arkansas from CCR in exchange for the Company’s territories in portions of southern Alabama, southeastern Mississippi, southwestern Georgia and northwestern Florida, territories in and around Somerset, Kentucky and its production facility in Mobile, Alabama, (2) the Company acquired sub-bottling rights to territory in and around Memphis, Tennessee from CCR, and (3) the Company acquired territory in and around Spartanburg, South Carolina and a portion of territory in and around Bluffton, South Carolina from Coca‑Cola Bottling Company United, Inc. (“United”) in exchange for territories previously served by the Company’s production facilities in Florence, Alabama and Laurel, Mississippi and Piedmont acquired the remainder of the territory in and around Bluffton, South Carolina from United in exchange for Piedmont’s territory in northeastern Georgia. With the closing of these transactions, the Company completed its multi-year Coca‑Cola system transformation transactions with The Coca‑Cola Company. The Company has not yet completed the calculations to determine whether a gain or loss will occur as a result of these transactions, however, following the Company’s preliminary assessment, the Company expects to record a gain related to these transactions during the fourth quarter of 2017.

About Coca‑Cola Bottling Co. Consolidated

Coke Consolidated is the largest independent Coca‑Cola bottler in the United States. Our Purpose is to honor God, serve others, pursue excellence and grow profitably. For 115 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. We make, sell and distribute beverages of The Coca‑Cola Company and other partner companies in more than 300 brands and flavors across 14 states and the District of Columbia to over 65 million consumers.

Headquartered in Charlotte, N.C., Coke Consolidated is traded on the NASDAQ under the symbol COKE. More information about the company is available at www.cokeconsolidated.com. Follow Coke Consolidated on Facebook, Twitter, Instagram and LinkedIn.

Cautionary Information Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. The words “believe,” “expect,” “project,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. Factors that might cause Coke Consolidated’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: our inability to integrate the operations and employees acquired in expansion transactions; lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages, including concerns related to obesity and health concerns; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca‑Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; consolidation of raw material suppliers; incremental risks resulting from increased purchases of finished goods; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in the cost of labor and employment matters, product liability claims or product recalls; technology failures or cyberattacks; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca‑Cola Company or other bottlers in the Coca‑Cola system); changes in legal contingencies; legislative changes affecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations with unionized employees; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; the impact of volatility in the financial markets on access to the credit markets; the impact of acquisitions or dispositions of bottlers by their franchisors; changes in the inputs used to calculate our acquisition related contingent consideration liability; and the concentration of our capital stock ownership. These and other factors are discussed in the Company’s regulatory filings with the Securities and Exchange Commission, including those in the Company’s fiscal 2016 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and the Company does not assume any obligation to update them except as required by law.

—Enjoy Coca‑Cola—

Financial Statements

COCA‑COLA BOTTLING CO. CONSOLIDATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Third Quarter		First Three Quarters
(in thousands, except per share data)	2017	2016	2017	2016
Net sales	$1,162,526	$849,028	$3,197,519	$2,314,868
Cost of sales	752,202	521,838	2,039,996	1,424,073
Gross profit	410,324	327,190	1,157,523	890,795
Selling, delivery and administrative expenses	374,194	287,389	1,060,472	783,857
Income from operations	36,130	39,801	97,051	106,938
Interest expense, net	10,697	8,452	30,607	27,621
Other income (expense), net	5,226	7,325	(32,569)	(26,100)
Loss on exchange of franchise territory	-	-	-	692
Income before income taxes	30,659	38,674	33,875	52,525
Income tax expense	11,748	13,121	11,800	18,681
Net income	18,911	25,553	22,075	33,844
Less: Net income attributable to noncontrolling interest	1,595	2,411	3,462	5,091
Net income attributable to Coca-Cola Bottling Co. Consolidated	$17,316	$23,142	$18,613	$28,753

Basic net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$1.86	$2.48	$2.00	$3.09
Weighted average number of Common Stock shares outstanding	7,141	7,141	7,141	7,141

Class B Common Stock	$1.86	$2.48	$2.00	$3.09
Weighted average number of Class B Common Stock shares outstanding	2,193	2,172	2,188	2,167

Diluted net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$1.85	$2.47	$1.99	$3.08
Weighted average number of Common Stock shares outstanding – assuming dilution	9,374	9,353	9,369	9,348

Class B Common Stock	$1.84	$2.47	$1.97	$3.07
Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,233	2,212	2,228	2,207

COCA‑COLA BOTTLING CO. CONSOLIDATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

(in thousands)	October 1, 2017	January 1, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$11,922	$21,850
Trade accounts receivable, net	376,236	267,213
Accounts receivable, other	103,978	97,361
Inventories	191,943	143,553
Prepaid expenses and other current assets	129,674	63,834
Assets held for sale	128,963	-
Total current assets	942,716	593,811
Property, plant and equipment, net	939,270	812,989
Leased property under capital leases, net	29,259	33,552
Other assets	104,111	86,091
Franchise rights	-	533,040
Goodwill	152,701	144,586
Other identifiable intangible assets, net	743,039	245,415
Total assets	$2,911,096	$2,449,484

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of obligations under capital leases	$7,963	$7,527
Accounts payable and accrued expenses	559,152	450,380
Liabilities held for sale	19,967	-
Total current liabilities	587,082	457,907
Deferred income taxes	153,765	174,854
Pension, postretirement and other liabilities	624,122	505,251
Long-term debt and obligations under capital leases	1,163,011	948,448
Total liabilities	2,527,980	2,086,460

Equity:
Stockholders' equity	293,761	277,131
Noncontrolling interest	89,355	85,893
Total liabilities and equity	$2,911,096	$2,449,484

COCA‑COLA BOTTLING CO. CONSOLIDATED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	First Three Quarters
(in thousands)	2017	2016
Cash Flows from Operating Activities:
Consolidated net income	$22,075	$33,844
Depreciation expense and amortization of intangible assets and deferred proceeds	120,293	83,386
Deferred income taxes	(24,741)	5,509
Proceeds from conversion of Legacy Territories bottling agreements	87,066	-
Stock compensation expense	6,473	4,445
Fair value adjustment of acquisition related contingent consideration	23,140	26,060
Change in assets and liabilities (exclusive of acquisitions)	(36,173)	(29,620)
Other	4,292	4,501
Net cash provided by operating activities	202,425	128,125

Cash Flows from Investing Activities:
Acquisition of Expansion Territories related investing activities	(291,465)	(174,571)
Additions to property, plant and equipment (exclusive of acquisitions)	(114,953)	(124,599)
Other	(1,483)	(6,883)
Net cash used in investing activities	(407,901)	(306,053)

Cash Flows from Financing Activities:
Borrowings under Revolving Credit Facility, Term Loan Facility and Senior Notes	458,000	610,000
Payments on Revolving Credit Facility and Senior Notes	(238,000)	(409,757)
Cash dividends paid	(6,995)	(6,980)
Payments on acquisition related contingent consideration	(11,650)	(10,470)
Principal payments on capital lease obligations	(5,594)	(5,279)
Other	(213)	(867)
Net cash provided by financing activities	195,548	176,647

Net decrease during period	(9,928)	(1,281)
Cash at beginning of period	21,850	55,498
Cash at end of period	$11,922	$54,217

Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing the Company’s ongoing performance. Further, given the transformation of the Company’s business through expansion transactions with The Coca‑Cola Company, the Company believes these non-GAAP financial measures allow users to better appreciate the impact of these transactions on the Company’s performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.

The following tables reconcile reported GAAP results to comparable results for the third quarter of 2017 and the third quarter of 2016:

		Third Quarter 2017
(in thousands, except per share data)		Net sales	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)		$1,162,526	$36,130	$30,659	$17,316	$1.86
Fair value adjustments for commodity hedges	A	-	(3,401)	(3,401)	(2,088)	(0.22)
Amortization of converted distribution rights	B	-	2,760	2,760	1,695	0.18
2017 & 2016 acquisitions impact	C	(478,272)	(10,329)	(10,329)	(6,342)	(0.68)
Expansion transaction expenses	D	-	13,148	13,148	8,073	0.85
Fair value adjustment of acquisition related contingent consideration	E	-	-	(5,225)	(3,208)	(0.34)
Total reconciling items		(478,272)	2,178	(3,047)	(1,870)	(0.21)
Comparable results (non-GAAP)		$684,254	$38,308	$27,612	$15,446	$1.65

		Third Quarter 2016
(in thousands, except per share data)		Net sales	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)		$849,028	$39,801	$38,674	$23,142	$2.48
Fair value adjustments for commodity hedges	A	-	(388)	(388)	(239)	(0.03)
2016 acquisitions impact	C	(174,420)	(2,512)	(2,512)	(1,545)	(0.17)
Expansion transaction expenses	D	-	9,780	9,780	6,015	0.65
Impact of changes in product supply governance	F	-	(1,614)	(1,614)	(993)	(0.11)
Fair value adjustment of acquisition related contingent consideration	E	-	-	(7,365)	(4,530)	(0.48)
Total reconciling items		(174,420)	5,266	(2,099)	(1,292)	(0.14)
Comparable results (non-GAAP)		$674,608	$45,067	$36,575	$21,850	$2.34

The following tables reconcile reported GAAP results to comparable results for the first three quarters of 2017 and the first three quarters of 2016:

		First Three Quarters 2017
(in thousands, except per share data)		Net sales	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)		$3,197,519	$97,051	$33,875	$18,613	$2.00
Fair value adjustments for commodity hedges	A	-	(2,541)	(2,541)	(1,560)	(0.16)
Amortization of converted distribution rights	B	-	5,520	5,520	3,390	0.36
January 2016 Expansion Transactions settlement	G	-	-	9,442	5,797	0.62
2017 & 2016 acquisitions impact	C	(1,215,827)	(30,099)	(30,099)	(18,480)	(1.97)
Expansion transaction expenses	D	-	32,374	32,374	19,877	2.09
Fair value adjustment of acquisition related contingent consideration	E	-	-	23,140	14,208	1.52
Total reconciling items		(1,215,827)	5,254	37,836	23,232	2.46
Comparable results (non-GAAP)		$1,981,692	$102,305	$71,711	$41,845	$4.46

		First Three Quarters 2016
(in thousands, except per share data)		Net sales	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)		$2,314,868	$106,938	$52,525	$28,753	$3.09
Fair value adjustments for commodity hedges	A	-	(4,198)	(4,198)	(2,583)	(0.28)
2016 acquisitions impact	C	(372,550)	(17,220)	(17,220)	(10,591)	(1.14)
Expansion transaction expenses	D	-	23,208	23,208	14,273	1.54
Special charitable contribution	H	-	4,000	4,000	2,460	0.26
Exchange of franchise territories	I	-	-	692	426	0.05
Impact of changes in product supply governance	F	-	(4,932)	(4,932)	(3,034)	(0.33)
Fair value adjustment of acquisition related contingent consideration	E	-	-	26,060	16,027	1.72
Total reconciling items		(372,550)	858	27,610	16,978	1.82
Comparable results (non-GAAP)		$1,942,318	$107,796	$80,135	$45,731	$4.91

Following is an explanation of non-GAAP adjustments:

A.

The Company enters into derivative instruments from time to time to hedge some or all of its projected purchases of aluminum, PET resin, diesel fuel and unleaded gasoline for the Company’s delivery fleet and other vehicles in order to mitigate commodity risk. The Company accounts for commodity hedges on a mark-to-market basis.

B.

The Company and The Coca‑Cola Company entered into a comprehensive beverage agreement on March 31, 2017 (as amended, the "Final CBA"). Concurrent with entering into the Final CBA in the first quarter of 2017, the Company converted its franchise rights for the Legacy Territories to distribution rights, to be amortized over an estimated useful life of 40 years. Adjustment reflects the net amortization expense associated with the conversion of the Company's franchise rights.

C.	Adjustment reflects the financial performance of the 2016 and 2017 Expansion Transactions.

D.	Adjustment reflects expenses related to the Expansion Transactions, which primarily include professional fees and expenses related to due diligence, and information technologies system conversions.

E.

This non-cash, fair value adjustment of acquisition-related contingent consideration fluctuates based on factors such as long-term interest rates, projected future results, and final settlements of acquired territory values.

F.

Adjustment reflects the gross profit on sales to other Coca‑Cola bottlers prior to the adoption of the Final Regional Manufacturing Agreement (the “Final RMA”) on March 31, 2017. Under the terms of the Final RMA, a standardized pricing methodology was implemented, which reduced the gross profit on net sales of the Company to other Coca‑Cola bottlers. To compensate the Company for its reduction of gross profit under the terms of the Final RMA, The Coca‑Cola Company has agreed to provide the Company an aggregate valuation adjustment through a payment or credit.

G.

Adjustment includes a charge within other expense for net working capital and other fair value adjustments related to the January 2016 Expansion Transactions that were made beyond one year from the acquisition date.

H.	A special charitable contribution was made during the first quarter of 2016.

I.	Adjustment relates to the post-closing adjustment under the 2015 Asset Exchange Agreement completed in the second quarter of 2016.